Exhibit 2.4
EXECUTION VERSION
SECURITIES ACCOUNT CONTROL AGREEMENT
          This Securities Account Control Agreement (the “Agreement”) dated as of September 25, 2008 among Hanover Capital Mortgage Holdings, Inc. (the “Debtor”), JWH Holding Company, LLC (the “Secured Party”) and Regions Bank (the “Securities Intermediary”). Capitalized terms used but not defined herein shall have the meanings assigned in the Loan and Security Agreement, to be entered into as of September 26, 2008, between Debtor and the Secured Party (the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.
          1. Establishment of Securities Account. The Secured Party and the Debtor do hereby appoint the Securities Intermediary as securities intermediary, and the Securities Intermediary does hereby accept the appointment as securities intermediary and agrees to act on the terms and conditions described herein. The Securities Intermediary hereby confirms that (i) the Securities Intermediary has established account number 1046005132 in the name “Regions Bank as Securities Intermediary for JWH Holding Company, LLC” (such account and any successor account the “Securities Account”), (ii) the Securities Account is a “securities account” as such term is defined in §8-501(a) of the UCC, (iii) the Securities Intermediary shall, subject to the terms of this Agreement, treat the Debtor as entitled to exercise the rights that comprise any financial asset credited to the account, (iv) all property delivered to the Securities Intermediary pursuant to the Security Agreement will be promptly credited to the Securities Account, and (v) all securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Securities Intermediary, endorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially endorsed to the Debtor except to the extent the foregoing have been specially endorsed to the Securities Intermediary or in blank.
          2. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of §8-102(a)(9) of the UCC.
          3. Entitlement Orders. If at any time the Securities Intermediary shall receive an “entitlement order” (within the meaning of §8-102(a)(8) of the UCC) issued by the Secured Party and relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person.
          4. Subordination of Lien; Waiver of Set-Off. In the event that the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in the Securities Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Secured Party. The financial assets and other items deposited to the Securities Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Secured Party (except that the Securities Intermediary may set off (i) all amounts due to it in respect of its customary fees and expenses for the routine maintenance and operation of the Securities Account, and (ii) the face amount of any checks which have been credited to the Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).
          5. Choice of Law. Both this Agreement and the Securities Account shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.
          6. Conflict with other Agreements. There are no other agreements entered into between the Securities Intermediary and the Debtor with respect to the Securities Account. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail.
          7. Amendments. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.
          8. Notice of Adverse Claims. Except for the claims and interest of the Secured Party and of Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any “financial asset” (as defined in §8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Secured Party and Debtor thereof.
          9. Maintenance of Securities Account. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in §3 hereof, the Securities Intermediary agrees to maintain the Securities Account as follows:
     a. Sole Control with Secured Party. Except as expressly provided in this Section 9, the Securities Intermediary agrees that it will take all instruction with respect to the account solely from the Secured Party.
     b. Voting Rights. Until such time as the Securities Intermediary receives instructions from the Secured Party to the contrary, the Debtor shall direct the Securities Intermediary with respect to the voting of any financial assets credited to the Securities Account.
     c. Permitted Investments. Until such time as the Securities Intermediary receives instructions from the Secured Party to the contrary, the Debtor shall direct the Securities Intermediary with respect to the selection of investments to be made; provided, however, that the Securities Intermediary shall not honor any instruction to purchase any investments other than investments of a type described on Exhibit A hereto.
     d. Income on Investments. Until such time as the Securities Intermediary receives instructions from the Secured Party to the contrary, the Debtor shall have the right to instruct the Securities Intermediary to transfer any interest or dividends earned with respect to any of the financial assets credited to the Securities Account to it, and the Securities Intermediary will comply with any such instructions.
     e. Income on Investments. Until such time as the Securities Intermediary receives instructions from the Secured Party to the contrary, the Debtor shall have the right to instruct the Securities Intermediary to transfer any cash received on account of the principal of any of the financial assets credited to the Securities Account to the Secured Party to be applied to amounts owing under the Security Agreement.
     f. Statements and Confirmations. The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any financial assets credited thereto simultaneously to each of the Debtor and the Secured Party at the address set forth in Section 12 of this Agreement.
     g. Tax Reporting. All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.
          10. Instructions. The Secured Party agrees with the Debtor that it will not provide instructions to the contrary to the Securities Intermediary pursuant to clauses b. through e. of Section 9 above until the earlier of (i) February 15, 2009, (ii) the date on which the Secured Party demands repayment of the loans made pursuant to the Security Agreement or (iii) the occurrence of either of the following: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (1) liquidation, reorganization or other relief in respect of the Debtor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Debtor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (b) the Debtor shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this clause (iii), (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Debtor or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing.
          11. Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary hereby makes the following representations, warranties and covenants:
a.	The Securities Account has been established as set forth in Section 1 above and the Securities Account will be maintained in the manner set forth herein until termination of this Agreement. The Securities

Intermediary shall not change the name or account number of the Securities Account without the prior written consent of the Secured Party.
b.	No financial asset is or will be registered in the name of Debtor, payable to its order, or specially endorsed to it, except to the extent such financial asset has been endorsed to the Securities Intermediary or in blank.

c.	This Securities Account Control Agreement is the valid and legally binding obligations of the Securities Intermediary.

d.	The Securities Intermediary has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to any of the Securities Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in §8-102(a) (8) of the UCC) of such person. The Securities Intermediary has not entered into any other agreement with the Debtor or Secured Party purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.
          12. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assigns.
          13. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received, or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	Hanover Capital Mortgage Holdings, Inc.
200 Metroplex Drive, Suite 100
Edison, New Jersey 08817
Attn: General Counsel
(732) 548-0286 Facsimile

Secured Party:	JWH Holding Company, LLC
4211 W. Boy Scout Boulevard, 10th Floor
Tampa, Florida 33607-5724
Attn: General Counsel
(813) 871-4430 Facsimile

Securities Intermediary:	Regions Bank
Corporate Trust Department
1901 6th Avenue North

28th Floor Birmingham, Alabama 35203
Attn: Candy Miller
(205) 264-5394 Direct
(205) 264-5265 Facsimile
Candy.miller@regions.com
     Any party may change its address for notices in the manner set forth above.
          14. Termination. The rights and powers granted herein to the Secured Party have been granted in order to perfect its security interest in the Securities Account and are powers coupled with an interest and will neither be affected by the bankruptcy of Debtor nor by the lapse of time. The obligations of the Securities Intermediary hereunder shall continue in effect until the security interest of the Secured Party in the Securities Account has been terminated pursuant to the terms of the Security Agreement and the Secured Party has notified the Securities Intermediary of such termination in writing. Following the termination of this Agreement, all rights with respect to the Securities Account shall accrue to Debtor and the Securities Intermediary shall follow all entitlement orders given by the Debtor and its successors and assigns and shall not follow entitlement orders from any other person.
          15. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.
          16. Liability of the Securities Intermediary. The Securities Intermediary shall not be liable for any action taken or omitted by it in good faith, including, but not limited to any loss to the financial assets in the Securities Account resulting from the investment(s) enumerated in Exhibit A hereto or any loss resulting from the liquidation of any investment(s) prior to such investment’s maturity date for the purpose of making required payments under this Agreement, except to the extent that a court of competent jurisdiction determines that the Securities Intermediary’s gross negligence or willful misconduct was the primary cause of any loss to the Secured Party or the Debtor. The Securities Intermediary may rely upon any notice, instruction, request or other instrument delivered by the Secured Party or Debtor, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Securities Intermediary shall believe in good faith to be genuine and to have been signed or presented by the person or parties purporting to sign the same. The Securities Intermediary shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. In no event shall the Securities Intermediary be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Securities Intermediary has been advised of the likelihood of such loss or damage and regardless of the form of action. The Securities Intermediary shall not be obligated to take any legal action or commence any proceeding in connection with the Securities Account, this Agreement or the underlying Security Agreement, or to appear in, prosecute or defend any such legal action or proceeding.

The Securities Intermediary is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Securities Account, without determination by the Securities Intermediary of such court’s jurisdiction in the matter. If any portion of the Security Account is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Securities Intermediary is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Securities Intermediary complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated
          17. Rights and Duties of the Securities Intermediary. This Agreement shall represent the entire understanding of the parties hereto, and the Securities Intermediary shall only be required to perform the duties expressly described herein, and no further duties shall be implied from this Agreement or any other written or oral agreement by and among the Securities Intermediary, the Secured Party and the Debtor made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by all parties to this Agreement. The Securities Intermediary may rely upon any written instructions believed in good faith to be genuine when signed and presented by the requesting party and shall not have a duty to inquire or investigate the validity of any such written instruction. The Securities Intermediary shall be permitted to execute any and all powers under this Agreement directly or through its agents and/or attorneys, and shall be allowed to seek counsel from any professional regarding the performance of this Agreement, which professionals shall be selected at the sole discretion of the Securities Intermediary. Should the Securities Intermediary receive conflicting directions or become uncertain as to its duties under this Agreement, it shall be permitted (a) to immediately abstain from further action until such duties are expressly defined in writing by the parties hereto, and shall only be required to protect and keep the financial assets in their current investment(s) until such time as a written agreement among the parties is executed or a court of competent jurisdiction shall render an order directing further action, or (b) to petition any court of competent jurisdiction (by means of an interpleader action or other appropriate action) for instructions regarding such uncertainty, and pay all financial assets into such court for holding and disposition. Upon release of the financial assets to a court as provided in the preceding sentence, the Securities Intermediary shall be fully released from any and all further obligations, except for the provision of written notice to the other parties to this Agreement, setting forth in such notice the date of release of the financial assets, the party to whom released, the amount released and a statement setting forth Securities Intermediary’s release from further obligations to any other party to this Agreement.
          18. Indemnification of Securities Intermediary. From and at all times after the date of this Agreement, the Secured Party and the Debtor, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Securities Intermediary and each director, officer, employee, attorney, agent and affiliate of the Securities Intermediary (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever

(including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Secured Party or the Debtor, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Secured Party and the Debtor jointly and severally. The obligations of the Secured Party and the Debtor under this Section 17 shall survive any termination of this Agreement and the resignation or removal of the Securities Intermediary.
          19. Resignation and Succession of Securities Intermediary. The Securities Intermediary may resign and be discharged of all duties and obligations under this Agreement by providing thirty (30) days written notice of such resignation to both the Secured Party and the Debtor. If no successor securities intermediary shall have been named by the Secured Party and the Debtor at the expiration of the thirty (30) day notice period, the Securities Intermediary shall have no further obligations hereunder except to hold the financial assets as a depository. Upon notification by the Secured Party and the Debtor of the appointment of a successor securities intermediary, the Securities Intermediary shall promptly deliver the financial assets and all materials and instruments in its possession which relate to the Securities Account to such successor, and the duties of the resigning Securities Intermediary shall terminate in all respects, and it shall be released and discharged from all further obligations herein. The Securities Intermediary shall have the right to withhold an amount equal to any amount due and owing the Securities Intermediary, plus any costs and fees incurred by the Securities Intermediary in connection with the termination of this Agreement.
          20. Termination of the Securities Intermediary. The Securities Intermediary may be discharged from its duties under this Agreement upon thirty days (30) written notice from the Secured Party and the Debtor and upon the payment of any and all costs and fees due to the Securities Intermediary. In such event, the Securities Intermediary shall be entitled to rely upon written instructions from the Secured Party as to the disposition and delivery of the financial assets in the Securities Account. Upon thirty (30) days after receipt of such written notice of termination, if no successor has been named, the Securities Intermediary shall immediately cease further action under this Agreement and shall have no further obligations hereunder except to hold the financial assets as a depository.

          21. Force Majeure. No party to this Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other acts beyond the control of the parties hereto.
          22. Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.
          23. Use of Regions Name. No party to this Agreement shall, without prior written consent of the Securities Intermediary, publish or print or cause to be published or printed any printed or other material in any language, including prospectuses, notices, reports, internet web sites and promotional material, which mentions “Regions Bank” by name or logo or the rights, powers, or duties of the Securities Intermediary under this Agreement.
          24. Exhibits. The Exhibits attached hereto are by this reference incorporated into this Agreement and made a part hereof.
          24. Representatives. The applicable persons designated on Exhibit B hereto have been duly appointed to act as the representatives of the Secured Party and the Debtor hereunder and have full power and authority to execute and deliver any written directions, to amend, modify or waive any provision of this Agreement and to take any and all other actions on behalf of the Secured Party or the Debtor, as applicable, under this Agreement, all without further consent or direction from, or notice to, it or any other party.
          25. USA PATRIOT ACT. The Secured Party and the Debtor acknowledge that a portion of the identifying information set forth on Exhibit B is being requested by the Securities Intermediary in connection with the USA PATRIOT Act, Pub.L.107-56 (the “Act”), and the Secured Party and Debtor agree to provide any additional information requested by the Securities Intermediary in connection with the Act or any similar legislation or regulation to which the Securities Intermediary is subject, in a timely manner. The Secured Party and the Debtor each represent that its respective identifying information set forth on Exhibit B, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the financial assets in the Securities Account.
          26. Fees. The Debtor shall also agree to pay compensation for the services rendered by the Securities Intermediary under this Agreement. Compensation for services rendered by the Securities Intermediary shall be paid per the instructions set forth on Exhibit C, and the Debtor agrees to pay or reimburse the Securities Intermediary for all expenses and disbursements, including attorney’s fees, incurred in connection with the preparation, execution, performance, delivery, modification or termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
By:	/s/ John A. Burchett
	Name:	John A. Burchett
	Title:	President and Chief Executive Officer

JWH HOLDING COMPANY, LLC
By:	/s/ Miles C. Dearden, III
	Name:	Miles C. Dearden, III
	Title:	Treasurer

REGIONS BANK, as SECURITIES INTERMEDIARY
By:	/s/ Candy Miller
	Name:	Candy Miller
	Title:	Corporate Trust Officer

Exhibit A
Permitted Investments
1. Asset-backed securities whose cash flows are backed by the principal and interest payments of a set of mortgage loans, with prime loan collateral rated AAA guaranteed by any of (a) the Federal National Mortgage Association, (b) the Government National Mortgage Association, or (c) the Federal Home Loan Mortgage Corporation; and
2. Any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, in each case owned by the Debtor, which are held in the Securities Account.

Exhibit B
Secured Party
1.	Taxpayer Identification Number: 51-0633811

2.	Company Representative: The following individual/s is hereby designated as representative of the Secured Party under the Agreement.

Name: Victor P. Patrick	Specimen Signature:	/s/ Victor P. Patrick

Name: Miles C. Dearden, III	Specimen Signature:	/s/ Miles C. Dearden, III

Debtor
1.	Taxpayer Identification Number: XXXXX

2.	Company Representative: The following individual/s is hereby designated as representative of the Debtor under the Agreement.

Name: Jim C. Strickler	Specimen Signature:	/s/ Jim C. Strickler

Name: Harold F. McElraft	Specimen Signature:	/s/ Harold F. McElraft

Name: Irma N. Tavares	Specimen Signature:	/s/ Irma N. Tavares

Exhibit C
Fee Schedule
These fees are based upon our current understanding of our duties under of the above-referenced agreement. Regions Bank reserves the right to adjust its fees should its duties change under the agreement.

ACCEPTANCE FEE:	$500.00

ANNUAL ADMINISTRATION FEE:	$1,750.00

TRANSACTION FEES:	Waived
Wire Fee:
Check Disbursement:

LEGAL FEES:	If any, at cost

OUT OF POCKET EXPENSES:	5% of Annual Fee